Exhibit 99.1

Contacts:
Medivation, Inc.	WCG
Patrick Machado, Chief Business Officer	Nicole Foderaro
(415) 829-4101	(415) 946-1058

MEDIVATION REPORTS FOURTH QUARTER AND YEAR-END 2010 FINANCIAL

RESULTS AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco (March 16, 2011) — Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the year ended December 31, 2010.

“We are pleased with the progress we made with our MDV3100 and dimebon programs in 2010, and we look forward to reporting Phase 3 data from each of these programs in the near-term. With regard to dimebon, we expect to report top-line data from our Phase 3 Huntington disease trial in the first half of this year, with top-line data from our Phase 3 mild-to-moderate Alzheimer’s disease trial expected to follow in the first half of 2012. And with MDV3100, we expect to report top-line data from our Phase 3 AFFIRM trial in advanced prostate cancer in 2012, although those data could come in 2011 if an interim analysis is conducted,” said David Hung, MD, president and chief executive officer of Medivation. “Our company also remains in a strong financial position, with more than $200 million in cash at December 31, 2010 and strong corporate partnerships for each of our programs that provide substantial cost-sharing benefits. Based on our current budget, we believe our existing cash is adequate to fund our currently planned operations beyond the end of 2012, by which time we expect to have completed and reported top-line data from all three of our Phase 3 programs.”

Recent Accomplishments and Anticipated Milestones

MDV3100

•

Completed patient enrollment in the Phase 3 AFFIRM trial in November 2010. This trial is evaluating MDV3100 in men with advanced prostate cancer who have previously been treated with docetaxel-based chemotherapy. Top-line data are expected in 2012, although they could be reported in 2011 if an interim analysis is conducted.

•

Announced positive, new, long-term follow-up data from the Phase 1-2 trial of MDV3100 in patients with advanced prostate cancer showing that MDV3100 continues to demonstrate durable antitumor activity as evaluated by median times to prostate-specific antigen (PSA) progression and radiographic progression. These findings confirm the initial Phase 1-2 results published in The Lancet, in which MDV3100 consistently demonstrated anti-tumor activity in both chemotherapy-naïve and post-chemotherapy patients across endpoints, as evaluated by PSA levels, radiographic findings and circulating tumor cell (CTC) counts.

•

Continued to enroll patients in the Phase 3 PREVAIL trial of MDV3100 in men with advanced prostate cancer who have not yet received chemotherapy. The trial is expected to enroll approximately 1,700 patients globally.

•

On track to initiate two new Phase 2 trials to explore the potential benefit of MDV3100 in earlier-stage patient populations – a Phase 2 trial comparing MDV3100 with bicalutamide, a commonly used anti-androgen, in the treatment of advanced prostate cancer patients who have progressed following medical or surgical castration; and a Phase 2 monotherapy trial in advanced prostate cancer patients who have not yet been treated with any hormonal therapy.

•	Began clinical development of MDV3100 in Japan, with the initiation of patient dosing in a Phase 1-2 clinical study.

Dimebon (latrepirdine)

•

On track to report top-line results from the HORIZON trial in the first half of 2011. This six-month Phase 3 trial is evaluating the potential benefits of dimebon on cognition and global function in patients with Huntington disease.

•

Completed patient enrollment in the CONCERT trial in November 2010; on track to report top-line results in the first half of 2012. This 12-month Phase 3 clinical trial in patients with mild-to-moderate Alzheimer’s disease is evaluating the potential efficacy of dimebon when added to ongoing treatment with donepezil.

Corporate

•	Received a $10 million milestone payment from Astellas in the fourth quarter of 2010 for the initiation of our Phase 3 PREVAIL trial of MDV3100 in chemotherapy-naïve advanced prostate cancer patients.

Fourth Quarter and Year-End 2010 Financial Results

Revenue for the year ended December 31, 2010, was $62.5 million, consisting of partial recognition of the non-refundable up-front and development milestone payments to date from the Company’s corporate partners Pfizer and Astellas. These payments were recorded as deferred revenue upon receipt and are being recognized as revenue on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement.

For the quarter and year ended December 31, 2010, total operating expenses were $17.5 million and $95.2 million, respectively, compared with total operating expenses of $42.9 million and $116.7 million, respectively, for the same periods in 2009. The year-end figures include non-cash stock-based compensation expense of $13.5 million in 2010 compared with $10.7 million in 2009.

Medivation reported a net loss for the quarter ended December 31, 2010, of $3.9 million, or $0.11 per share, compared with a net loss of $26.2 million, or $0.78 per share, for the same period in 2009. For the year ended December 31, 2010, the net loss was $34.0 million, or $0.99 per share, compared with a net loss of $54.8 million, or $1.71 per share, for the same period in 2009.

Cash, cash equivalents and short-term investments at December 31, 2010, totaled $207.8 million, compared with $278.2 million at December 31, 2009.

2011 Financial Outlook

Medivation currently expects total operating expenses for 2011, net of cost-sharing payments from Pfizer and Astellas, to be between $100.0 and $110.0 million. This forecast includes approximately $12.0 million of non-cash stock-based compensation expense.

Medivation expects that its existing cash resources are adequate to fund currently planned operations beyond the end of 2012. By the end of 2012, the Company expects to have completed and reported top-line data from the Phase 3 AFFIRM trial of MDV3100 in advanced prostate cancer patients who have failed chemotherapy, the Phase 3 HORIZON trial of dimebon in Huntington disease, and the Phase 3 CONCERT trial of dimebon in mild-to-moderate Alzheimer’s disease.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877- 303-2523 from the U.S. or +1- 253- 237-1755 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Astellas and Pfizer, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer, mild-to-moderate Alzheimer’s disease and Huntington disease. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates and potential future progress related thereto, the therapeutic potential of Medivation’s product candidates, the potential completion of patient enrollment in ongoing clinical trials, the planned initiation of additional clinical trials and the potential conduct of an interim analysis in the AFFIRM study, the anticipated timing of announcement of top-line data from ongoing clinical trials and other statements with respect to future clinical trial events or results, the continued effectiveness of, and continuing collaborative activities and benefits under, Medivation’s collaboration agreements with Pfizer and Astellas, and Medivation’s anticipated future financial results, including the potential sufficiency of Medivation’s cash resources, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities and the risk that positive results seen in our prior clinical trials may not be predictive of the results of our ongoing or planned clinical trials, difficulties or delays in enrolling and retaining patients in Medivation’s clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Astellas and Pfizer for the development of MDV3100 and dimebon, respectively, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years ended December 31,
	2010	2009	2008
Collaboration revenue	$62,508	$69,254	$12,578

Operating expenses:
Research and development	72,228	87,728	54,895
Selling, general and administrative	23,005	28,983	21,865

Total operating expenses	95,233	116,711	76,760

Loss from operations	(32,725)	(47,457)	(64,182)
Other income (expense):
Interest income	317	1,128	1,206
Other income (expense), net	(57)	(152)	506

Total other income (expense)	260	976	1,712

Net loss before income tax	(32,465)	(46,481)	(62,470)
Income tax (benefit) expense	1,572	8,272	(10)

Net loss	$(34,037)	$(54,753)	$(62,460)

Basic and diluted net loss per common share	$(0.99)	$(1.71)	$(2.12)

Weighted average common shares used in the calculation of basic and diluted net loss per share	34,290	32,094	29,478

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$107,717	$57,463
Short-term investments	100,039	220,781
Receivable from collaboration partners	21,188	6,490
Prepaid expenses and other current assets	8,067	9,343

Total current assets	237,011	294,077
Property and equipment, net	862	1,092
Restricted cash	843	843
Other non-current assets	887	678

Total assets	$239,603	$296,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,229	$4,840
Accrued expenses	21,399	12,054
Deferred revenue	59,153	86,570
Other current liabilities	5,193	800

Total current liabilities	88,974	104,264
Deferred revenue, net of current	141,507	166,598
Other non-current liabilities	1,438	554

Total liabilities	231,919	271,416

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding 34,573,829 shares at December 31, 2010 and 33,823,062 at December 31, 2009	346	338
Additional paid-in capital	218,786	202,361
Accumulated other comprehensive gain (loss)	2	(12)
Accumulated deficit	(211,450)	(177,413)

Total stockholders’ equity	7,684	25,274

Total liabilities and stockholders’ equity	$239,603	$296,690